EXHIBIT 11. COMPUTATION OF EARNINGS PER SHARE

FIRST SECURITY CORPORATION
COMPUTATION OF EARNINGS PER SHARE
(in thousands, except per share amounts; unaudited)
                                                                   Three Months
For the Periods Ended March 31, 1996 and 1995                     1996       1995
- - ----------------------------------------------------------- ---------- ----------
Net Income:
Net income per consolidated income statements ..............    36,290     35,600
Deduct dividend requirement of preferred stock .............         8          9
- - ----------------------------------------------------------- ---------- ----------
  NET INCOME APPLICABLE TO COMMON STOCK (PRIMARY)               36,282     35,591
Add dividend requirement of preferred stock ................         8          9
- - ----------------------------------------------------------- ---------- ----------
  NET INCOME FULLY DILUTED                                      36,290     35,600
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Earnings Per Common Share:
  EARNINGS PER COMMON SHARE: PRIMARY                              0.47       0.47
  EARNINGS PER COMMON SHARE: FULLY DILUTED                        0.47       0.47
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Average Common Shares Outstanding:
Common stock ...............................................    75,844     75,277
Common stock equivalents (options) .........................     1,874      1,064
Treasury shares ............................................      (554)      (492)
- - ----------------------------------------------------------- ---------- ----------
  COMMON STOCK SHARES OUTSTANDING: AVERAGE PRIMARY              77,164     75,849
Preferred stock: average common equivalents ................       196        215
- - ----------------------------------------------------------- ---------- ----------
  COMMON STOCK SHARES OUTSTANDING: AVERAGE FULLY DILUTED        77,360     76,064
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
Note: Earnings Per Common Share Fully Diluted were computed assuming that all outstanding shares of preferred stock were converted into common stock on the basis of 18.225 shares of common for each share of preferred, with the elimination of dividends on the preferred stock.  Common stock equivalents are common stock options outstanding accounted for on the treasury stock method for purposes of these computations.
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